Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

Bridgecrest Auto Funding LLC

(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant: 0001974820

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)		100%
	Other	Grantor Trust Certificate(2)	Other	(2)	(2)	(2)	(2)	(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(1)							$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

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(1)	The registrant is registering an unspecified amount of Asset-Backed Notes as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such Asset-Backed Notes in accordance with Rule 456(c) and Rule 457(s) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.
(2)	Each grantor trust certificate (each, a “Grantor Trust Certificate”) will be issued by a grantor trust formed by the applicable issuing entity and held by such issuing entity. The Grantor Trust Certificate is not being offered to investors hereunder. No registration fee is required to be paid in connection with registration of each Grantor Trust Certificate in accordance with Rule 457(t) of the Securities Act.